EXHIBIT 11

RESEARCH MEDICAL, INC. AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                  Three Months Ended September 30,
                                   1997              1996

PRIMARY
Average shares                   9,630,000          9,441,000
outstanding

Net effect of
dilutive stock options
based on treasury
stock method using
average market price               263,000            394,000


Total                            9,893,000          9,835,000



Net income                      $2,249,802         $1,948,592



Earning per share                     $.23               $.20





FULLY DILUTED
Average shares                   9,630,000          9,441,000
outstanding

Net effect of
dilutive stock options
based on the treasury
stock method using
period-end market price            239,000            429,000


Total                            9,869,000          9,870,000



Net income                      $2,249,802         $1,948,592



Earnings per share                    $.23               $.20